JOINT VENTURE CONTRACT
FOR THE ESTABLISHMENT OF

Neusoft Positron Medical Systems Co., Ltd.

By and between

1. NEUSOFT MEDICAL SYSTEMS CO., LTD.

and

2. POSITRON CORPORATION

ANNEXES

Annex 1	Articles of Association

Annex 2	Technologies Contribution Agreement

-i-

THIS JOINT VENTURE CONTRACT is entered into this July 30, 2005, in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures (hereinafter collectively referred to as the "Joint Venture Law") and other relevant and officially promulgated Chinese laws and regulations by and between:

NEUSOFT MEDICAL SYSTEMS CO., LTD., a limited liability company incorporated under the laws of the P.R.C., with registered offices at No. 2 Xinxiu Street, Hun Nan New District, Shenyang 110179, PRC (hereinafter referred to as "N M S");

AND

POSITRON CORPORATION, a limited liability company incorporated under the laws of State of Texas of the United States of America, with its registered office at 1304 Langham Creek Drive, Suite 300, Houston, TX 77084 USA (hereinafter referred to as "POSITRON").

NMS and POSITRON may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

WHEREAS, each of POSITRON and NMS are active in researching, developing, manufacturing, marketing and/or selling of Positron Emission Tomography ("PET"); and

WHEREAS, the Parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET, as further described below; and

WHEREAS, the Parties intend to form an equity joint venture company to be called "{ 1:9 *WC( MAN ri gAh'RW%: aj" in Chinese and "Neusoft Positron Medical Systems Co., Ltd." in English; and

WHEREAS, the Parties have agreed that the terms and conditions of the creation of such a company shall be as set out herein below, subject to such other terms and conditions as remain to be negotiated between the Parties; and

WHEREAS, the respective board of directors, board of management and/or supervisory board of POSITRON and NMS, as applicable, have duly authorized and approved the execution of this Joint Venture Contract.

NOW, THEREFORE, the Parties express their intentions as follows:

The Parties agree that the following terms and conditions have been the agreed upon terms and conditions of the Joint Venture Contract the Parties intend to enter into.

1.	DEFINITIONS

Unless the terms of this Joint Venture Contract provide otherwise, the following terms shall have the meanings set forth below:

(a)    "Affiliate", with respect to a Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company; a person or entity shall be deemed to "control" another person or entity if the former possesses, directly or indirectly, at least 51% of the nominal value of the issued share capital and the power to direct or cause the direction of the management and policies of the latter.

(b)    "Articles of Association" shall mean the Articles of Association of the Company dated as of the date hereof between the Parties, and as may be amended or restated from time to time by the Parties.

(c)    "Assist" or "Assistance" shall mean, respectively, to actively and aggressively support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the Company which is being assisted.

(d)    "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

(e)    "Business License" shall mean the business license to be issued to the Company by the competent PRC authorities.

(f)    "Business Plan" shall mean the annually renewed 5-year operations plan of the Company as set by the Board for implementation by the Management Personnel of the Company.

(g)    "Chairman" shall mean the chairman of the Board of Directors of the Company.

(h)    "China" or the "PRC" shall mean the People's Republic of China.

(i)    "Company" shall mean Neusoft POSITRON Medical Systems Co., Ltd., which is the equity joint venture company established by the Parties pursuant to the Joint Venture Law, other relevant and officially promulgated laws and regulations of the PRC, and this Contract.

(j)    "Confidential Information" shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, whenever designated as "Confidential" or the like by NMS or POSITRON or their Affiliates and provided by NMS, POSITRON or their Affiliates in connection with the establishment of the Company and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party.

(k)    "Contract" shall mean this Joint Venture Contract and the Annexes attached hereto.

(l)    "Contribution Date" shall mean the mutually convenient date determined by the Parties in accordance with Article 6.3 on which the Parties shall simultaneously contribute all of their respective contributions subscribed by themselves to the registered capital of the Company .

(m)    "Corporate Name License Agreement" shall mean the agreement to be entered into between the Company and POSITRON or NMS or any of its Affiliate(s) for the license by POSITRON or NMS or such Affiliate(s) of its corporate name to the Company.

(n)    "Deputy General Manager" shall mean the deputy general manager of the Company.

(o)    "Director" shall mean a member of the Board of Directors.

(p)    "Effective Date" shall mean the day on which this Contract has been approved by the Examination and Approval Authority.

(q)    "Establishment Date" shall mean the date on which the Business License of the Company is issued.

(r)    "Examination and Approval Authority" shall mean the central Ministry of Commerce or such other Chinese authority as is duly authorized by law to approve this Contract.

(s)    "Event of Force Majeure" shall mean any event, foreseeable or unforeseeable, the consequences of which are reasonably unavoidable or beyond the reasonable control of a Party, and which prevents total or partial performance of a non-payment obligation under this Contract by such Party.

(t)    "Feasibility Study" shall mean the jointly prepared feasibility study as will be prepared by the Parties.

(u)    "Foreign Exchange" shall mean any foreign currency which can be freely exchanged, converted, or traded in the open international currency market.

(v)    "General Manager" shall mean the general manager of the Company.

(w)    "Information" shall mean drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, and all other technical or commercial information, data and documents of any kind whatsoever, but excluding any IPRs to which such Information relates.

(x)    "Intellectual Property Rights" ("IPRs") shall mean patents (including reissues, divisions, continuations and extensions thereof), utility models, and registered and unregistered designs including mask works, copyrights and any other form of protection afforded by law to inventions, models, designs or technical Information, and applications therefor.

(y)    "Invention(s) of the Company" shall mean any invention, discovery or, modification related to any patent, trademark, copyright, technology know how or, any intellectual property right, whether patentable or not patentable, which is individually or, jointly created, developed, conceived or generated by the Company. For the avoidance of doubt, Invention of Company shall include any invention, discovery or, modification related to any patent, trademark, copyright, technology know how or, any intellectual property right, whether patentable or not patentable, which is individually or, jointly created, developed, conceived or generated by the Company based on the software according to the provisions of the Software Sub-license Agreement and the Original Technologies.

(z)    "Joint Venture Term" shall mean the duration of the Company as provided for in Article 21 hereof.

(aa)          "Labour Contract" shall mean the individual labour contract to be entered into between the Company and each Management Personnel and/or each Company Personnel.

(bb)          "Liquidation" shall mean the adoption of a unanimous Board resolution to terminate the Joint Venture Contract pursuant to Articles 22.1(a), (d), (e), (f) or (g) of the Joint Venture Contract.

(cc)          "Liquidation Committee" shall mean the committee consisting of five (5) members, of whom three (3) shall be appointed by NMS, two (2) by POSITRON.

(dd)          "Management Personnel" shall mean the General Manager, Deputy General Manager and such other senior personnel positions that are designated as Management Personnel positions by the Board from time to time.

(ee)          "Original Technologies" shall mean all the patents and Proprietary Information contributed by POSITRON as capital to the Company in accordance with the Technologies Contribution Agreement

(ff)           "Plant Lease Agreement" shall mean the agreement entered into by and between the Company and NMS or NMS's Affiliate concerning the lease of plant by the Company.

(gg)         "Product" or "Products " shall mean the PET system produced by the Company and the PET/CT created by integrating the CT products developed by Philips and Neusoft Medical Systems Co., Ltd. with PET system.

(hh)         "Project Documents" shall mean (a) this Contract; (b) Technologies Contribution Agreements; (c) Corporate Name License Agreement; (d) Software Sub -license Agreement; (e) Trademark License Agreements; and (f) other documents and agreements entered into by NMS, POSITRON or the Company in connection with the transaction hereunder.

(ii)           "Proprietary Information" shall mean in respect to the technology possessed and owned by POSITRON, NMS or the Company each, which are specifically related to PET and image handling and storage systems, including, all existing and future advanced and technical information (i.e. written information, blueprints, pictures, charts, cassettes, disks, CDs, video-tapes and information systems), skills, technology and experience related to the design, developing, manufacturing, inspecting, marketing and selling of PET, which has not been patented and is not patentable, and all knowledge and experience related to the aforementioned medical technologies. Notwithstanding the foregoing, Proprietary Information shall exclude Software Components, which are based upon third party software. For the avoidance of doubt, Proprietary Information of the Company shall include all the relevant information contributed by POSITRON to the Company as capital.

(jj)           "Renminbi" or "RMB" shall mean the lawful currency of the PRC.

(kk)         "Site" shall mean the site located in Shenyang, China, which will be described in the Plant Lease Agreement.

(ll)           "Software Sub-License Agreement" shall mean the agreement to be entered into between POSITRON and the Company for the sub-license by POSITRON of certain software to the Company.

(mm)        "Technical Documentation of the Company" shall mean the written documentation, drawings, pictures, charts, cassette-tapes, disks, software know how, software platforms, video-tapes, and/or information for PET that are possessed and developed by the Company, which are related to the design, development, assembly, manufacture, quality assurance, management and after-sale services of the technology and products.

(nn)          "Technologies Contribution Agreement" shall mean the agreement entered into between the Parties hereto in the form described in Annex 2 hereto regarding POSITRON's capital contribution in the form of technology.

(oo)          "Three Funds " shall mean, collectively, the Company's reserve fund, the bonus and welfare fund, and the enterprise development fund.

(pp)          "Trademark License Contract" shall mean the agreement to be entered into between the Company and POSITRON or NMS or any of its Affiliate(s) for the license by POSITRON or NMS or such Affiliate(s) of certain trademarks to the Company.

(qq)          "United States Dollars" or "US" shall mean the lawful currency of the United States of America.

(rr)            "Working Personnel" shall mean all employees and staff of the Company other than Management Personnel and members of the Board.

2.	INTERPRETATION

2.1	Words importing the singular shall include the plural and vice versa; words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa.

2.2	The headings in this Contract do not affect its interpretation.

2.3	The Annexes to this Contract form an integral part of it.

3.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1	Representations and Warranties of NMS

NMS hereby represents and warrants to POSITRON as follows:

(a)	NMS is a limited liability company duly organized and validly existing under the laws of the PRC.

(b)	NMS has submitted to POSITRON a valid, true and complete copy of its current business license bearing a current annual inspection seal from the relevant administration for industry and commerce.

(c)
Each of NMS and its relevant Affiliates has taken all appropriate and necessary corporate action to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.

(d)
Each of NMS and its relevant Affiliates has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a Party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other examination and approval authority before the same may become effective.

(e)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of NMS enforceable against NMS in accordance with its terms.

(f)
NMS 's execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of NMS, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.

3.2	Representations and Warranties of POSITRON

POSITRON hereby represents and warrants to NMS as follows:

(a)	POSITRON is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas of the United States of America.

(b)	POSITRON has submitted to NMS a valid, true and complete copy of its proof of registration with the Secretary of State of the State of Texas.

(c)
POSITRON has taken all appropriate and necessary corporate action (i) to empower its duly authorized representative whose signature is affixed hereto or thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, (iii) to authorize the performance and observance of the terms and conditions hereof and thereof; provided however, this Contract shall be effective and binding upon POSITRON only when executed by both Gary H. Brooks and Patrick G. Rooney, POSITRON's President and Chairman, respectively.

(d)
POSITRON has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts referred to herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority before the same may become effective.

(e)
Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of POSITRON enforceable against POSITRON in accordance with its terms.

(f)	Upon the Contribution Date, POSITRON shall shut down its product line in connection with the PET products and stop competing with the Company, subject to the terms of this Contract.

(g)
POSITRON's execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of POSITRON, or currently effective law, regulation or decree of United States of America and PRC that may be applicable to any aspect of the transactions contemplated hereunder.

4.	ESTABLISHMENT OF THE COMPANY

4.1	Establishment of the Company

In accordance with the Joint Venture Law and other relevant and officially promulgated PRC laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms of this Contract. The Company shall be a legal person under the laws of the PRC subject to the protection and jurisdiction of PRC law.

4.2	Name and Address of the Company

(a) The name of the Company shall be "Neusoft Positron Medical Systems Co., Ltd." in English and "it PEi .' I: iz ARA. PRiz. " in Chinese.

(b)	The legal address of the Company shall be as follows: No. 2 Xinxiu Street, Hun Nan New District, Shenyang 110179, PRC.

4.3	Limited Company

The Company shall be a limited company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party's obligation to make its respective contribution to the registered capital of the Company within the period required by Chinese law. Unless it has agreed otherwise in a separate agreement with a third party, a Party shall not be liable for any obligations or liabilities of the Company. Creditors of the Company shall have recourse only to the assets of the Company and shall not have any claim against the Parties for the obligations of the Company, and in case any creditor of the Company brings any action or claim against any Party for any act of omission of the Company, the Company shall defend, at its cost, such Party and hold harmless such Party against such claims or actions or any loss or expenses incurred thereby. A Party shall not be required to provide any further funds to or on behalf of the Company beyond the amount contributed by the Party under this Contract.

4.4	Profits and Losses

The Parties shall share the profits, losses and risks of the Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Company.

4.5	Other Contracts

Within thirty (30) days of the Establishment Date, (i) the Company and NMS or its relevant Affiliate shall duly execute the Plant Lease Agreement, the Trademark License Contract, the Corporate Name License Agreement; and (ii) the Company and POSITRON shall duly execute the Technologies Contribution Agreement, the Trademark License Contract, the Corporate Name License Agreement and the Software Sub - license Agreement. For the avoidance of doubt, no contracts in place between either Party and a third party shall be assigned to the Company without the express written consent of the Board.

4.6	Branches and Offices

The Company may establish branches or offices in the PRC upon the approval of the Board of Directors and registration by the local administration for industry and commerce where such branch or offices shall be located.

5.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY

5.1	Purposes and Scope of the Company

The purpose and scope of business of the Company shall be research, development, manufacturing of the Positron Emission Tomography system (PET), and an integrated system (PET/CT) by the X-ray Computed Tomography system (CT) and the PET system, and providing relevant technical consultation and services.

5.2	Estimated Scale of Production

The estimated scale of production is as set forth in the Feasibility Study. All projections, figures, costs, capital and funding requirements contained in the Feasibility Study are estimates only and may be adjusted by the Board of Directors during the actual production and operation of the Company based upon the requirements of the market, the ability of the Company to utilize the relevant technology and other factors.

6.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1	Total Amount of Investment

The total amount of investment of the Company shall be Two Million Eight Hundred Thousand United States Dollars (US $2,800,000).

6.2	Registered Capital

The registered capital of the Company shall be Two Million United States Dollars (US $2,000,000) and shall be contributed by the Parties in the following proportions:

(a)
NMS's aggregate contribution to the registered capital of the Company shall be sixty-seven point five percent (67.5%) of the total registered capital of the Company, and shall be Renminbi equivalent to One Million Three Hundred and Fifty Thousand United States Dollars (US$ 1,350,000). NMS's contribution shall be made in cash.

(b)
POSITRONS aggregate contribution to the registered capital of the Company shall be thirty two point five percent (32.5%) of the total registered capital of the Company, and shall be Six Hundred and Fifty Thousand United States Dollars (US$ 650,000), among which Two Hundred and Fifty Thousand United States Dollars (US$ 250,000) shall be made in cash, and Four Hundred Thousand United States Dollars (US$ 400,000) shall be made in the form of the technology (see the Technologies Contribution Agreement for details).

The exchange rate of USD/RMB shall be according to the foreign exchange rate published by the People's Bank of China on the date of above contribution.

6.3	Timing of Capital Contributions

Contributions to the registered capital of the Company shall be made by the Parties in full within sixty (60) days after the Establishment Date, and POSITRON shall make its contribution of technology according to the provisions of the Technologies Contribution Agreement. The obligations of a party to make such contributions shall be subject to the other party simultaneously making its contributions and to the Company having received all necessary licenses, permits, leases and authorizations necessary to commence and conduct the business contemplated by this Contract.

6.4	Investment Certificates

Within sixty (60) days after the Parties have made their capital contributions, the Company shall engage an accountant registered in China and approved by the Board to verify such contributions. Upon the issuance of a verification report by such accountant, the Company shall issue to each contributing Party an investment certificate signed by the Chairman evidencing that the contribution was made. Such investment certificate shall be conclusive evidence of each Party's capital contribution and equity interest in the Company.

6.5	Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be approved by the Board of Directors and submitted to the Examination and Approval Authorities for approval. Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the appropriate administration for industry and commerce. Each Party has the right (but no obligation) to contribute towards any increase in the registered capital a proportion of such increase equal to the proportion that such Party's contributions to the registered capital of the Company, when completed, bear to the total registered capital of the Company; provided, however, that the Parties may agree to adjust their proportional interests in the Company's registered capital subject to the approval of the Examination and Approval Authorities. In the event an increase of the registered capital is reasonably necessary, either to fulfill the then-current Business Plan of the Company (which Business Plan is approved by the Board) or to fulfill the actual requirement (as agreed by the Board), and a Party does not want to contribute to such registered capital increase, then such Party shall not unreasonably withhold its consent to increase the registered capital if the other Party hereto is prepared to contribute thereto. Notwithstanding the foregoing, the interest of POSITRON shall not be reduced by reason of any increase in the total registered capital to less than twenty percent (20%) of such capital.

6.6	Indemnification

Each Party hereby agrees to defend and indemnify the Company and the other Party hereto, such Party's Affiliates, directors, officers, employees, and agents from and forever hold harmless the Company and the other Party, such Party's Affiliates, directors, officers, employees, and agents against all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, or based upon, a claim from any third party that any use of any of the contributions made by the other Party hereto, (whether or not incorporated in any products) constitutes infringement, or violation or misappropriation of an intellectual property right or other proprietary right of such third party based upon a legal judgment of a court of competent jurisdiction.

In the event that a contribution by a Party is held in any suit or proceeding to infringe, violate or misappropriate a third party's intellectual property right or other proprietary right, the contributing Party agrees that it shall defend at its own cost and expenses any suit or proceeding brought by any third party against the Company or the company responsible for selling of the Products insofar as such suit or proceeding is based on a claim that the contribution directly infringes any intellectual property right (IPR) of such third party and shall indemnify the Company or the company responsible for selling of the Products against any final award of damages in such suit or proceeding, provided that the contributing Party is notified promptly in writing of any such suit or proceeding for infringement and provided further that the contributing Party is given full authority at its option to settle or conduct the defence thereof, as well as full assistance and cooperation of the Company, and the other Party is provided for in the contributing Party's defence. No costs or expenses shall be incurred for the account of the contributing Party without the prior written consent of the contributing Party. If no appeal can be taken or is taken to the final judgment, and the use of the contributing Party's technology is enjoined, the contributing Party shall at its own option and at its own expense either: (a) replace the contribution, without additional charge, with a compatible, functionally equivalent and non-infringing contribution with an equivalent or better performance; or (b) modify the contribution to avoid the infringement, violation or misappropriation such that the performance is not deteriorated; or (c) procure for the other Party and the Company the right to continue to purchase, distribute; and for the other Party, the Company and their customers, to use the contribution as contemplated by this Contract.

The foregoing states the entire liability of each contributing party in connection with the infringement of third party's IPR by the technology provided by each contributing party hereunder. For purposes of this Article 6.6, contribution of technology to the Company is deemed to include the license of technology by POSITRON to the Company.

7.	TRANSFER OF INTEREST

7.1	Non-Encumbrance

Neither Party may encumber its share of the registered capital or its equity interest, rights and obligations under this Contract and other interests in the Company (collectively, "Interest") without (a) obtaining the required approvals, and (b) the prior written consent of the other Party; however, POSITRON does not need to obtain the prior written consent of NMS for any lien created in favor of Imagin Diagnostic Centers, Inc., Cipher Holding Corporation., or Solaris Opportunity Fund, L.P. or their respective assigns ("Positron Investors"), provided that the enforcement of any lien by any POSITRON Investor will not affect POSITRON 's performance of its obligations hereunder.

7.2	Valuation

Except in the event of valuation pursuant to the Article 22.2 of this Contract, any Party who desires to sell or otherwise transfer its Interest shall bear the cost of any valuation of the Company as a going concern. The Parties shall render all assistance and provide all such documentation and other information to the appraiser as such appraiser may consider necessary and shall ensure that the Company provides same.

7.3	Transfer of Interest

(a)	Subject to the provisions of this section 7, a Party may assign, sell or otherwise dispose of all or part of its Interest in the Company to any third party (the "Transfer").

(b)
When a Party (the "Transferring Party") wishes to transfer all or part of its Interest to a third party, it shall provide written notice (the "Notice") to the other Party (the "Non-Transferring Party") specifying its wish to make the Transfer; the Interest it wishes to transfer; the terms and conditions of the Transfer; and the identity of the proposed transferee.

(c)
The Non-Transferring Party shall have a right of first refusal to purchase the whole of such offered Interest on terms and conditions no less favourable than those specified in the Notice. If the Non-Transferring Party elects to exercise its right of first refusal, it shall notify the Transferring Party in writing within thirty (30) days of the giving of the Notice to the Non-Transferring Party of its intention to purchase the whole of the Interest to be transferred and both Parties shall cause the Directors appointed by it to approve the Transfer at a duly convened Board meeting. The Non-Transferring Party shall then, within thirty (30) days following its written acceptance, subject only to delays caused by obtaining necessary government approvals, purchase such Interest on the terms and conditions specified in the Notice, unless both Parties agree otherwise in writing.

(d)
If the Non-Transferring Party fails to respond in writing to the Notice within such thirty (30)-day period, the Non-Transferring Party shall be deemed to have consented to the Transfer. If the Non Transferring Party consents, or is deemed to have consented to the Transfer, the Transferring Party shall be free during the period of ninety (90) days following the expiration of the thirty (30)-day notice period to transfer such Interest to a third party at a price which equals or exceeds the price specified in the Notice and on terms and conditions no more favourable to the third party than those of the original Notice without again complying with the procedures set forth in Articles 7.3 (b) and (c); provided, however, that the Transfer shall not be deemed effective and shall be subject to rescission unless and until (i) a copy of the transfer agreement to be executed between the Transferring Party and the transferee has been submitted to the Non-Transferring Party and, if only a portion of the Transferring Party's Interest in the Company is being transferred, the transferee has agreed therein to assume, jointly and severally with the Transferring Party, the rights and obligations of the Transferring Party under this Contract, or, if all of the Transferring Party's Interest in the Company is being transferred, the transferee has agreed therein to assume all of the rights and obligations of the Transferring Party under this Contract, (ii) the Board of Directors unanimously approves the Transfer at a duly convened Board meeting, and (iii) all necessary amendments to this Contract, the Annexes and other contracts and documents contemplated herein and therein have been submitted for approval to and have received the approval of, the Examination and Approval Authority, and (iv) all other government approvals necessary to give effect to the Transfer have been obtained.

(e)
The Transfer and payment of the purchase price shall be completed within such ninety (90)-day period, subject only to delays caused by obtaining necessary government approvals. If the Transfer is not completed within such ninety (90)-day period, except for the reason indicated above, the Transferring Party shall not be permitted to transfer its Interest to the third party without again complying with the procedures set forth in Articles 7.3(b) and (c).

(f)	The Transferring Party shall provide the Non-Transferring Party with a duplicate of the executed transfer agreement with the transferee within fourteen (14) days after such agreement is executed.

7.4	Transfer to Affiliated Companies

Notwithstanding the provisions of Article 7.3, in the event either Party wishes to transfer all or part of its Interest in the Company to an Affiliated Company (which for purposes of this provision shall include any one or more of the POSITRON Investors, provided that the shareholding percentage of such POSITRON Investor(s) shall not be less than 20% of all outstanding shares of POSITRON), such Party may do so upon the other Party's written consent thereto, which shall not be unreasonably withheld. The right of first refusal set out in Article 7.3 shall not apply in such case.

7.5	Continued Implementation of Contract

Until the date of the Transfer of a Party's Interest, both Parties shall continue to fully and timely perform their obligations under this Contract.

7.6	Effect of Transfer

The Transfer of a Party's Interest shall not release such Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract pursuant to Article 24 hereof.

8.	RESPONSIBILITIES OF THE PARTIES

8.1	Responsibilities of NMS:

Among its responsibilities under this Contract, NMS shall:

(a)	Make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;

(b)	Enter into, or cause its Affiliates to enter into, the Annexes hereto and any other contracts contemplated herein to which it or any of its Affiliates is a party;

(c)	Assist the Company in obtaining the Business License providing for a term of validity and scope of business acceptable to both Parties;

(d)
Assist the Company in handling the registration of the Company's right to use the Sites with all relevant government departments and handling all other necessary procedures to ensure that the Company has the right to use the Sites for the Joint Venture Term;

(e)	Assist the Company in obtaining the Chinese tax preferences, holidays and concessions and other preferential tax treatment available to or for the Company;

(f)
Assist the Company, if requested, in handling all licenses, approvals and registrations for the importation of technology in accordance with the terms set forth in the Technologies Contribution Agreement and Software Sub-License Agreement;

(g)	Assist the Company with the smooth transfer of employees from NMS who are recruited by the Company;

(h)
Supply to the Company such CT products as the Company may require for its Products at prices not greater than the lesser of (i) cost plus 8%, or (ii) the lowest price at which such products are sold to unaffiliated parties; and

(i)	Handle other matters entrusted to it by the Company and as agreed from time to time by NMS.

8.2	Responsibilities of POSITRON:

Among its responsibilities under this Contract, POSITRON shall:

(a)	Make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;

(b)	Enter into the Annexes hereto and any other contracts contemplated herein to which it is a party;

(c)
Handle export license and other procedures for the Company necessary for the export of technology from United States of America pursuant to the Technologies Contribution Agreement and Software Sub -License Agreement;

(d)
Assist the Company to obtain the necessary approval from the relevant authorities for the import of technology and the technology contribution of POSITRON into the Company, including but not limited to providing the list of such technologies and relevant documents to the Company and relevant authorities;

(e)	(e) Assist the Company with the smooth transfer of one hardware engineer to the Company, and such engineer shall work full-time at the Company for at least one year;

(f)	Assist the Company in obtaining the Business License providing for a term of validity and scope of business acceptable to both Parties;

(g)	Make great efforts to assist the Company to recruit competent employees from United States of America to work at the Company;

(h)	Provide certain training to selected employees of the Company, the expenses for which shall be borne by the Company; and

(i)	Handle other matters entrusted to it by the Company and agreed from time to time by POSITRON.

9.	LEASE OF THE SITES AND BUILDING

9.1	The sites to be determined.

10.	OWNERSHIP AND LICENSING OF IPR

10.1	Licensing of Trademark

Each Party shall itself, or cause its relevant Affiliate to, license to the Company on a royalty- free basis certain trademarks pursuant to the terms and conditions set forth in the Trademark License Agreement.

10.2	Ownership of Patents, Patent Rights and Proprietary Information

10.2.1	Ownership of Inversion of the Company during the term of this Contract

Any Invention of the Company shall be individually owned by the Company. Subjection to the provisions of Section 10.2.3 below, the Company shall have the full right to make, have made, use, sell or otherwise dispose of products, methods and processes incorporating any and all such Invention of the Company, and to grant licenses or sublicenses under such Invention of the Company, without the consent of and without any obligation to account to either Party. The Company shall provide to the Parties full and complete information relating to each Invention of the Company not less frequently than semi-annually and upon Dissolution of the Company.

10.2.2	Ownership of Invention of the Company after Dissolution of the Company.

After the Dissolution of the Company, all Inventions of the Company shall be jointly owned by POSITRON and NMS and each co-owner shall have an equal undivided right in and to such Invention of the Company and in and to any patents based on such Invention of the Company and each joint owner of such Invention of the Company shall have the nontransferable right to make, have made, use, sell or otherwise dispose of products, methods and processes under any and all such Invention of the Company and to grant nonexclusive licenses or sublicenses under such Invention of the Company, without the consent of and without any obligation to account to the other Party.

10.2.3	Ownership of the Original Technologies after the Dissolution of the Company

If the Dissolution of the Company shall take place within three (3) years from the Establishment Date, then the Company shall assign back to POSITRON all the Original Technologies contributed by POSITRON pursuant to the Technologies Contribution Agreement subject to the then effective and applicable laws and regulations of PRC.

If the Dissolution of the Company shall take place after three (3) years from the Establishment Date, all the Original Technologies contributed by POSITRON pursuant to the Technologies Contribution Agreement shall be jointly owned by NMS and POSITRON and each of the joint owners shall have an equal, undivided ownership and interest in and to such Original Technologies; provided however, that NMS shall have entered into an agreement with POSITRON to supply CT equipment for a period of not less than five years at not more than the price at which such equipment is sold to the Company prior to dissolution. In this case, both NMS and POSITRON shall have the right to conduct R&D and production business relating to PET products.

11.	PURCHASE OF MATERIALS

The Company will purchase components, machinery and equipment from suppliers on a best value basis, acting always in accordance with market-oriented principles.

12.	SALES OF PRODUCTS

12.1	General principle

Subject to Clause 12.1 (a), the Company will sell Products manufactured by the Company to both Parties for further resale in the PRC market and international market. After the ramp-up period of the Company, each Party shall have rights to and risk obligations for its capacity of Products required from the Company. The Parties intend that the manufacturing capacity of the Company shall be shared on an equivalent basis to each Party's contribution to the registered capital of the Company, as measured by the manufacturing work and resources needed by the Company for the resulting Products. With due regard to the Product mix requirements as specified in the Business Plans, the Business Plans shall contain in detail the total capacity equivalent of the Company and the resulting equivalent capacity for each Party as based on the manufacturing work and resources needed. The Parties will each provide an industry common rolling forecast for Products needed to the Company, in accordance with the purchase and sale agreements to be entered into between the Company and the Parties.

Notwithstanding the above, both Parties agree that (1) POSITRON shall have exclusive right to sell PET system of the Products in Canada and such products shall be sold under its registered trademarks, (2) POSITRON shall have exclusive right to sell PET/CT product of the Products in Canada and such products shall be sold under the trademark of "Neusoft POSITRON", (3) POSITRON shall have exclusive right to sell PET system of the Products in the US and Mexico and such products shall be sold under its registered trademarks, (4) POSITRON and NMS shall have equal right to sell PET/CT product of the Products in US and Mexico and such products shall be sold under the trademark of "Neusoft Positron", (5) NMS shall have the exclusive right to sell the Products in China and the Products shall be sold under its registered trademarks, and (6) NMS shall have the right to sell the Products in the countries and regions worldwide except for China, Canada, US and Mexico, and the Products shall be sold through its sales channels under its registered trademarks. Priorities for production shall be based on cash down payments received from customers by the Parties. This Contract does not commit either party to purchase any specific number of Products.

12.2	The Products shall be sold to the Parties for further resale, and the transfer price of the Products shall be calculated as follows:

The profit and transfer price for the Company's sale of the Products shall be calculated according to the following formulas:

Profit = (A+B)x 8%

Transfer price=A+B+Profit

(a)	"A" means the cost of the raw materials;

(b)
"B" means other expenses, including but not limited to labour cost, cost related to R&D, rental fee, depreciation and amortization, training fee, travelling fee, public utility fee, custom duty and VAT, administrative expenditures, financial cost, and other fees agreed by the Parties from time to time, with the exception of income tax.

12.3	NMS's Undertakings

NMS undertakes that it will take the responsibility to sell one set of Product within 6 six month after the Company's prototype machine obtains the certification from the PRC State Food and Drug Administration (SFDA), and 5 sets of Product during the next year following the foregoing 6-month period.

13.	BOARD OF DIRECTORS

13.1	Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within ninety (90) days of the Establishment Date.

13.2	Composition and Term

The Board of Directors shall be composed of five (5) Directors, of whom three (3) shall be appointed by NMS and two (2) by POSITRON. Unless the Parties otherwise agree in writing, the Chairman shall be appointed by NMS and POSITRON shall appoint a Vice Chairman. Each individual serving in the capacity of Director, Chairman or Vice Chairman shall be appointed for a term of four (4) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

13.3	Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, the Vice Chairman is authorized to represent the Company. Each Director, in his capacity as a Director, shall serve in a non executive role.

13.4	Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company. The rules of procedure governing the Board of Directors and its powers and responsibilities are as set forth in this Contract and the Articles of Association. Notwithstanding the foregoing, all transactions between the Company and a Party and/or its Affiliates shall be on an arm's length basis.

13.5	Personal Liability of Directors

A Director, including the Chairman and Vice Chairmen, shall not have personal liability for action he undertakes on behalf of the Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorization given to him by this Contract or the Board of Directors' resolution ; or

(b)	is in breach of Articles 59 to 63 of the Company Law of PRC.

Any Director, including the Chairman and Vice Chairmen, acting in violation of this Contract or Board of Director's resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company. The Company shall, to the extent permitted by law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

13.6	Unanimous Approval

Resolutions of the Board of Directors involving the following matters shall be adopted only upon the unanimous affirmative vote of all five (5) Directors (whether present in person, by conference phone or by proxy) at a duly convened meeting:

(a)	Amendment of the Articles of Association;

(b)	Increase, reduction or assignment of registered capital and the adjustment of each Party's share of interest in the registered capital of the Company;

(c)	Merger or consolidation of the Company with any other economic organization or reorganization of the Company; and

(d)	Extension, termination, Liquidation or dissolution of the Company.

In the event not all five (5) Directors are present (whether in person, by conference phone or by proxy) in a meeting where any of the foregoing matters is on the agenda, such matter(s) will be discussed at the same location and time fourteen (14) days later. If, at the reconvened Board meeting, still not all five (5) Directors are present (whether present in person, by conference phone or by proxy), then any resolution on the foregoing matters that is agreed upon by all of the Directors present shall be circulated in writing to the Directors that were not present. Failure to react in writing by such Director(s) within thirty (30) days after receipt of such resolution shall be deemed to constitute agreement to such resolution by such Director.

13.7	Other Decisions of the Board

Except for those matters set forth in Article 13.6, resolutions of the Board of Directors shall be adopted by the affirmative vote of not less than three (3) Directors for all other matters of the Company.

13.8	Deadlock

If no five (5) Directors are able to collectively agree to vote in favour or against a resolution on any matters set forth in Article 13.6, the Board of Directors will be deemed to be in deadlock ("Deadlock") and the Chairman shall not have a casting vote. Upon the occurrence of Deadlock, the General Manager shall prepare and deliver a full report regarding the unsuccessfully resolved matter to the Chairman of NMS and the Chairman of POSITRON, or such other person each Party may nominate in writing, within thirty (30) days of the date of Deadlock. The representatives of the Parties shall have an additional thirty (30) days from the date of receipt of such report or such longer period as they may agree to successfully conciliate such matter. If the representatives of the Parties do not successfully resolve such matter during such relevant period, then:

(a)	if neither Party wishes to continue the business of the Company as a going concern, the provisions of Article 22.1(e) shall apply; or

(b)
if only one (1) Party desires to carry on the business of the Company as a going concern, the other Party may sell its Interest to the Party desiring to carry on the business of the Company in accordance with Article 7.4; or

(c)	if both Parties wish to continue the business of the Company as a going concern, the provisions of Article 22.2(b) shall apply; or

(d)	failing all of the foregoing, the matter shall be submitted for resolution in accordance with Article 28 of this Contract.

Both Parties shall continue to perform their obligations under this Contract during the period of Deadlock.

13.9	Board Meetings

The regular meeting of the Board of Directors shall in principle be held twice a year. Meetings of the Board of Directors shall normally be held at the registered address of the Company, but may be held at any other place as may be jointly selected by the Chairman and the Vice Chairman.

13.10	Interim Board Meeting

Within three (3) days after the receipt of a proposal by at least two- fifths (2/5) of the Directors requesting that an interim Board meeting be held, either the Chairman, or in his absence or failure to act, the Vice Chairman, of the Board shall send written notice calling an interim Board meeting, which meeting must be held no later than thirty (30) days after receipt of such proposal.

13.11	Notice of Meetings

The Chairman, or in his absence or failure to act, the Vice Chairman, shall send written notice at least thirty (30) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. A Board meeting shall be convened not less than thirty (30) days or more than sixty (60) days from the date of the notice.

13.12	Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy and vote in his place. Such designation shall be in writing, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director.

13.13	Quorum for Meetings

The quorum for a Board meeting shall consist of four-fifths (4/5) of the Directors (i.e. four (4) Directors) present in person or by conference telephone or by proxy. However, if proper notice to convene a Board meeting has been given and if the Directors appointed by a Party fail to attend the meeting by themselves or by proxy or by conference telephone, and therefore a quorum is not present in accordance with the preceding sentence, such Board meeting shall be adjourned and reconvened at the same location and time fourteen (14) days later. If, at the reconvened Board meeting, these Directors still fail to attend the Board meeting by themselves or by proxy or by conference telephone, then the person presiding over the reconvened Board meeting shall be deemed to be appointed by these Directors as their representatives to attend the Board meeting and vote in respect of resolutions (the proposal of which shall have already been set out in the enclosures of the notice of the Board meeting). Resolutions passed in such manner shall also have full legal effect.

13.14	Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy. Each Director shall have one vote. Matters not requiring a unanimous vote by the Board of Directors shall be decided by a simple majority vote of the Directors at a meeting at which a quorum is present. No Director shall have a casting vote.

13.15	Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

13.16	Compensation and Expenses

The Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The expenses incurred by the Directors shall be for the account of the respective appointing Party.

13.17	Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint a Company Secretary for the purpose of the Board meeting. The duties of such Company Secretary shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to NMS and POSITRON at the addresses set forth in Article 29.5.

13.18	Further Policies and Procedures

The Company shall abide by any other policies and procedures adopted by the Board. The Parties shall take all appropriate action to cause the Board of Directors to adopt standards of conduct and business practices in conformity with the laws and regulations of the PRC.

14.	MANAGEMENT ORGANIZATION

14.1	Establishment

(a)
The Board of Directors of the Company shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Company. The management organization shall be headed by one (1) General Manager. The General Manager shall be nominated by NMS. The Company shall initially have the following managerial departments: R&D and Manufacturing (including Sourcing and Logistics); Finance and Accounting; Administration (including Human Resources and Government Relations, etc.). The Company's initial Management Personnel shall be as follows: one (1) Administration Manager, one (1) Finance and Accounting Manager and one (1) R&D and Manufacturing Manager as nominated by NMS; as well as one (1) Deputy R&D and Manufacturing Manager, one (1) Deputy Finance and Accounting Manager as nominated by POSITRON. The above management personnel shall be nominated by the Parties, but shall only be appointed or removed by the Board. Without prejudice to the foregoing, the actual management organization of the Company may deviate from time to time from the positions set out above, based on mutual consent of the Parties.

(b)
Each Party agrees to cause the Directors appointed by it to approve all persons nominated to Management Personnel positions; provided, however, that each Party may veto the nomination of any candidate for a Management Personnel position if such candidate fails to meet the criteria ascribed to the position for which the candidate is nominated as may be provided in the Articles of Association or otherwise determined by the General Manager and the vetoing Party provides reasonable evidence of such failure. Each individual serving in the capacity of Management Personnel shall be appointed for a term of two (2) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party. If it becomes necessary, due to dismissal or resignation, to replace the individual serving in the capacity of Management Personnel, the Party that originally nominated such individual shall nominate a replacement to serve the remainder of the relevant term.

(c)	The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company.

(d)	Any Management Personnel are forbidden from concurrently serving or working in any other company, unit, entity or organization whatsoever unless expressly approved by the Board.

14.2	Employment

Each Management Personnel shall execute a Labour Contract with the Company. The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of the Articles of Association of the Company. No Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in this Contract and the Articles of Association.

Each Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager and shall be subject to removal at any time by the Board. In the event a manager is removed, the Party that originally nominated such manager shall nominate another individual for such position. The General Manager shall have the right to appoint an interim manager if such Party fails to nominate another individual within thirty (30) days of such individual's removal.

14.3	Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel shall be stipulated in the Labour Contract between the Company and such Management Personnel. The Parties acknowledge that Management Personnel (including the expatriate Seconded Personnel) shall be compensated based on standards of the territory where the Company is located.

14.4	Confidentiality

Each Management Personnel shall, as a condition to employment by the Company, execute an agreement in form and substance acceptable to the General Manager which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Management Personnel to compete with the business of the Company.

15.	LABOUR MANAGEMENT

15.1	Enterprise Autonomy

The Company shall have all possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel. The labour policies of the Company shall be determined in accordance with applicable PRC labour laws and regulations and the relevant regulations of Liaoning Province and Shenyang Municipality on labour management in foreign investment enterprises, and shall further be guided by the NMS HR principles in place before the Effective Date of this Contract. Labour union matters shall be handled in accordance with the applicable labour union law at such time.

15.2	Employment

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company as determined by the General Manager, subject to the guidance and instructions from the Board of Directors. Each Working Personnel shall, as a condition to employment by the Company, execute a Labour Contract with the Company, which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Working Personnel to compete with the Company. Working Personnel shall observe the various rules and regulations of the business of the Company in fulfilling their respective tasks. The General Manager may, subject to the guidance of the HR Manager, subject further to the General Business Principles of POSITRON, and according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss, or otherwise remove any Working Personnel who has violated the terms of his or her Labour Contract or the rules, regulations or labour discipline of the Company. The HR Manager shall serve as compliance officer of the Company under the General Business Principles.

15.3	Compensation

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the Company and each Working Personnel, in addition to provisions prohibiting each Working Personnel to disclose information obtained during the course of employment with the Company, which shall also be included in each such Labour Contract.

16.	ANNUAL OPERATING PLANS AND BUDGETS

16.1	Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors after sign-off of the General Manager for examination and approval prior to November 1 of each year and shall include detailed plans and projections regarding:

(a)	procurement of materials, machinery, equipment and other capital expenditures of the Company;

(b)	plans and policies with respect to the manufacture of the Products;

(c)	estimated revenues, expenditures and profits of the Company;

(d)	staffing levels and plans for training personnel of the Company;

(e)	R&D, Product roadmap, projects and investment plans;

(f)	annual production and sales plan agreements with the different local and international sales organizations.

16.2	Examination and Implementation

The Board of Directors shall complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31 of each year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

16.3	R&D Budget

The Board of Directors shall ensure that an adequate amount of R&D funding shall be made available as set out in, and in order to fulfill, the Business Plan, ensuring sustainable growth, efficiency improvement as well as an appropriate quality level of the Products.

17.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

17.1	Tax Treatment

The Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law.

17.2	Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the Three Funds. The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company, in light of the relevant laws and regulations of the PRC.

17.3	Profit Distribution

(a)
After paying taxes in accordance with the law and making contributions to the Three Funds, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board's consideration and approval or modification. In his or her recommendation, the General Manager shall consider that the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirement for the current budget year. The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividend from previous years may be distributed together with that of the current year and the Board of Directors may authorise the payment of dividends from undistributed dividends from previous years at any time.

(b)
Dividends shall be distributed to the Parties in proportion to each Party's holding of the registered capital of the Company at the time of the distribution. Payment of dividend distributions to POSITRON shall be in United States Dollars and POSITRONS right to receive previous declared dividends shall not lapse due to unavailability of Foreign Exchange. The rate of exchange for all Renminbi amounts that are required to be converted to United States Dollars for payment of such dividends shall be the rate announced by the People's Bank of China for the conversion from Renminbi to United States Dollars on the date that dividends are declared.

18.	FINANCIAL AFFAIRS AND ACCOUNTING

18.1	Accounting System

(a)
The Company shall maintain its accounts in accordance with officially promulgated PRC laws and regulations and the provisions of this Contract and the Articles of Association and in a manner sufficient to satisfy the generally accepted accounting principles and the financial and tax reporting requirements of both Parties. The Finance and Accounting Manager, under the supervision of the General Manager, shall establish the accounting system and procedures for the Company.

(b)
The fiscal year of the Company shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company shall start on January 1 of the year of termination and end on the date of termination.

18.2	Books and Records

The Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws and regulations.

18.3	Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company. Each Party may make such examination and copies during the Company's normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party at the cost and expense of such Party.

18.4	Accounting Unit

The currency of accounts of the Company shall be determined by the Board of Directors of the Company. When foreign currency transactions take place, the foreign currency amount will be translated into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People's Bank of China on the transaction date or on the first day of the month when the transaction takes place.

18.5	Reports

The Company shall prepare and provide to the Parties:

(a)
Within ninety (90) days after the last day of each fiscal year, the balance sheet of the Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b)
Within thirty (30) days after the last day of each financial quarter, the unaudited balance sheet of the Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date).

(c)
Within thirty (30) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) a forecast/outlook for the remainder of the current fiscal quarter as well as the next fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

18.6	Audit

An independent and reputable international accounting firm licensed in China and approved by the Board shall be engaged by the Company as its auditor to examine and verify the annual financial statements of the Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right not more than once in each fiscal year, to appoint either its own internal audit department or an accountant registered in China or abroad to audit the accounts of the Company. If the results of any such audit are significantly different from that conducted by the Company's auditors and are accepted by the Board, the expense of the audit shall be borne by the Company, and re-audits may take place by either Party more frequently than once per fiscal year until there is no significant difference anymore. The Company will permit such accountant to have access to the Company's books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

18.7	Provision of Returns

The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

19.	BANK ACCOUNTS AND FOREIGN EXCHANGE

19.1	Bank Accounts

The Company shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China. The Company may also open Foreign Exchange deposit accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

19.2	Foreign Exchange Requirements of the Company

All of the Company's Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts. In addition to payment of dividend distributions to POSITRON, other payments to be made by the Company to POSITRON and/or to any expatriate employees of the Company shall be made in United States Dollars. The Company shall, according to applicable laws and regulations of PRC, remit all the money to be paid by the Company to POSITRON, including the money to be paid upon the dissolution of the Company, to the account designated by POSITRON.

20.	CONFIDENTIALITY AND NON-COMPETITION

20.1	Confidentiality

(a)
Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract and the contracts and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b)
The Parties and their Affiliates shall use the Confidential Information only for the purposes specified in this Contract, the Annexes and the other contracts and documents contemplated, herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, (i) that a Party may be permitted to disc lose Confidential Information received by it to its Affiliate(s) when such disclosure is necessary for such Party to carry out its obligations under this Contract, the Articles of Association or the other contracts referred to herein upon the execution of a non-disclosure agreement between such Affiliate(s) and the Party providing the Confidential Information, and (ii) that either Party may disclose certain required Confidential Information to the relevant stock exchange authorities in the event this is required under applicable regulations, provided, however, that such Party shall always provide timely and detailed written notice to the other Party in such event. Each Party warrants the full adherence of its Affiliates to these confidentiality obligations, and hereby fully and unconditionally guarantees such adherence by its Affiliates.

(c)
The Company, the Parties and their respective Affiliates that receive Confidential Information shall make such Confidential Information available only to those of their directors, managers and personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, managers and personnel also to comply with the confidentiality obligations set forth in Article 20.1(b).

(d)
The confidentiality obligations set forth in this Article 20.1 shall be maintained during the Joint Venture Term and for an additional period of five (5) years after the termination of this Contract; subject to the rights of the Parties following Dissolution or termination as provided in this Contract.

20.2	Non-Competition

For a period of 5 years from the Effective Date of this Contract, neither Party hereto, nor any of their Affiliates, will have another joint venture or other form of cooperation with a third party with respect to the development, manufacturing or procurement of finished products which are the same or similar to the Products; provided, however, in the event that either Party shall determine in reasonable good faith that the Company has failed its purpose of supplying the Parties with the Products in accordance with the Business Plan, then such Party, by notice to the other, may terminate this provision; provided further, that this provision shall terminate upon termination of this Contract pursuant to Article 22 or Article 23.

21.	DURATION OF THE COMPANY

The Joint Venture Term shall commence on the Establishment Date and shall continue for an initial period of ten (10) years or until terminated pursuant to Article 22 hereof. Not less than two (2) years prior to the expiration of the initial period of ten (10) years or any subsequent extended period, the Parties or their approved successors shall commence discussions on the extension of the period of this Contract. However, if a written agreement for the extension of the Joint Venture Term is not signed between the parties twenty-four (24) months prior to the expiration of the then current period of existence (or by such later date as the parties may agree and applicable PRC law then permits), this Contract shall end upon expiry of such current period of existence.

22.	EARLY TERMINATION

22.1	Triggering Events

This Contract may be terminated in the event that any of the conditions or events set forth below occurs:

(a)
Either Party fails to make its contributions to the registered capital of the Company on the Contribution Date and such failure continues for a period of more than ninety (90) days and is not waived by the other Party. In such case, either Party may give notice of termination.

(b)
There occurs a material breach of this Contract and such breach is not cured by the breaching Party within sixty (60) days after receipt of written notice of the breach from the non-breaching Party. In such case, the non-breaching Party may give notice of termination.

(c)
Any Party or its relevant Affiliate fails to perform any of its material obligations under the Annexes or any other contract referred to herein if, in the reasonable opinion of the non-breaching Party, such non-performance creates a material risk of loss to such non-breaching Party or the Company and such risk is not cured by the breaching party within sixty (60) days after receipt of notice from the non breaching Party. In such case, the non-breaching Party may give notice of termination.

(d)
The Company sustains serious losses for three (3) consecutive years or the Company is unable to attain its business goals and, after consultation, the Parties are unable to agree on a Business Plan to improve the economic situation of the Company. In such case, either Party may give notice of termination.

(e)	Deadlock occurs and neither Party wishes to continue the business of the Company as a going concern. In such case, either Party may give notice of termination.

(f)
Total or partial performance of this Contract is prevented by an Event of Force Majeure lasting for more than one hundred and twenty (120) consecutive days and, after consultation, the Parties are unable to agree on a method to perform this Contract. In such case, either Party may give notice of termination, provided, however, that in the case of partial performance being prevented, such partial performance is material to the Company.

(g)
The Parties mutually agree to terminate this Contract and agree on the terms for the dissolution of the Company. In such case, the Company and its assets shall be dealt with in accordance with such agreement and applicable law.

22.2	Purchase of the Company as a Going Concern

(a)
In the event that (1) one (1) Party is the subject of proceedings for Liquidation or dissolution or ceases to carry on business, or (2) notice of termination is given by a Party pursuant to Article 22.1(b) or (c), the remaining or non-breaching Party may elect to purchase the Company as a going concern in accordance with the procedures set forth below:

(b)
Each Party shall, at its own cost, engage a reputable, independent and qualified appraiser to appraise the Company as a going concern with the same instruction going to the two appraisers. The average of the two appraisals shall be considered the fair market value ("Fair Market Value") of the Company, provided that, if only one Party engages such an appraiser, the purchase price shall be based on that one appraiser's valuation. In the event the appraisals (or, in the case of ranges of values, the averages of the two ranges) deviate more than 100% (e.g. 200-420) then the following applies: A third appraiser, being a top 5 internationally reputed investment bank, will be appointed by the Parties at the cost of the Company, which investment bank must choose within thirty (30) days between one and the other appraisal, and such choice will constitute the binding Fair Market Value.

(i)
The purchasing Party shall purchase the Interest of the selling Party in the Company for a purchase price equal to the percentage interest that such selling Party then currently holds in the registered capital of the Company multiplied by the Fair Market Value of the Company; provided however, that the purchase price paid to POSITRON in the event NMS is the purchasing Party shall be not less than USD $20,000,000.

(c)
After determination of the purchase price, the Parties shall execute a purchase and sale agreement and shall use their best efforts to secure, within thirty (30) days of the execution of such purchase and sale agreement, all necessary governmental approvals required to give effect to such purchase and sale agreement. The closing of such purchase and sale shall occur within fifteen (15) days following approval of the purchase and sale agreement; provided, however, that the selling Party shall not be required to complete any sale pursuant to this Article 22.2 unless the entire purchase price is paid in the lawful currency of, or a currency which may be freely converted and remitted to, the jurisdiction of organization of the selling Party.

(i)
After approval of the purchase and sale agreement has been obtained and the purchase price has been paid in accordance with (iii) above, the Parties shall terminate this Contract, the Annexes and all of the contracts contemplated herein by a writing executed by the duly authorized representative of each of the Parties.

(d)
In the event that Deadlock occurs and both Parties wish to continue the business of the Company as a going concern, the Fair Market Value shall be determined pursuant to Article 22.2(a) (i) and an auction shall be conducted by the Company's auditor to determine which Party shall sell its Interest to the other Party. During such auction, each Party shall bid openly for the purchase of the other Party's Interest, and each Party may repeatedly place a higher bid than the other Party until the highest bid has been made. No bid shall be lower than the applicable percentage held by the selling Party in the registered capital of the Company multiplied by the Fair Market Value of the Company. The Party making the highest bid (per percentage interest) shall be entitled to purchase the Interest of the other Party. After determination of the final purchase price, the procedures set forth in Articles 22.2(a) (iii) and (iv) shall apply. Notwithstanding the foregoing, any purchase price paid to POSITRON in the event NMS is the purchasing Party shall be not less than USD $20,000,000.

(e)	Both Parties shall continue to perform their obligations under this Contract prior to completion of Article 22.2(a)(iv) above.

23.	LIQUIDATION AND DISSOLUTION

23.1	Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to Articles 22.1(a), (d), (e), (f) or (g) and approval by the Examination and Approval Authority to dissolve the Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company and establish a Liquidation Committee. The composition, powers and functions of the Liquidation Committee, formulation of Liquidation procedures, and payment of Liquidation proceeds shall be as set forth in the Articles of Association.

23.2	Effect of Dissolution or Sale as a Going Concern

The dissolution of the Company or sale of the Company as a going concern, shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract pursuant to Article 24 hereof.

23.3	Termination

After the Liquidation of the Company is completed and the Company has been effectively dissolved, the Parties shall terminate this Contract, the Articles of Association and all of the contracts contemplated herein by a writing executed by the duly authorized representative of each of the Parties.

24.	LIABILITY FOR BREACH OF CONTRACT

24.1	Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Party shall be deemed to have breached this Contract.

24.2	Failure to Pay Capital Contributions

Provided that each of the conditions in Article 6.4(a) has either been expressly fulfilled or waived by the Parties, should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 of this Contract, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the Company a late contribution penalty at a monthly rate equal to the then applicable shortest-term lending rate published by the People's Bank of China for United States Dollar loans on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid plus three percent (3%).

24.3	Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

25.	INSURANCE

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC.

26.	FORCE MAJEURE

26.1	Performance of Obligations

If any Party is prevented from performing any of its obligations excluding the payment of monies due hereunder which payment obligations are hereby specifically stipulated to be outside the scope of the definition of Event of Force Majeure under this Contract due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. All other obligations under this Contract and the time for performance thereof shall remain unaffected.

26.2	Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure in accordance with Article 29.5 and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations or in accordance with Article 22.1(f).

26.3	Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

27.	APPLICABLE LAW

27.1	Governing Law

The laws or regulations of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract.

28.	DISPUTE RESOLUTION

28.1	Arbitration

(a)
Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within forty-five (45) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration at Singapore International Arbitration Center in Singapore.

(b)
There shall be three (3) arbitrators, who shall be appointed in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law ("UNCITRAL") which are effective at that time.

(c)	The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall apply the Rules of UNCITRAL which are effective at that time.

(d)
Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

(e)	The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(f)
Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

28.2	Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

29.	MISCELLANEOUS

29.1	Language

This Contract is executed in English and Chinese in eight (8) original counterparts in each language. Both language versions shall have equal validity. In case of any disparity, the Chinese version shall govern.

29.2	Entire Agreement

This Contract and the other contracts contemplated herein constitute the entire agreement among NMS and POSITRON with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence between the Parties prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

29.3	Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties. This Contract and its annexes shall become effective upon approval from the Ministry of Commerce of the PRC or its authorized department.

29.4	Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Annexes on the other, this Contract shall prevail over the Annexes.

29.5	Notices

Notices or other communications required to be given by any Party or the Company pursuant b this Contract shall be written in English and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill).

(d)	Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

NMS:	Neusoft Park, Hun Nan New District
Shenyang 110179, Liaoning Province
People's Republic of China

Attention:	Quanlu Zheng, President
Telephone No.:	(86)24 2378 2784
Facsimile No.:	(86)24 8378 0480

POSITRON:	Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, TX 77084

Attention:	Gary H. Brooks, CEO and President
Telephone No:	(011) 281 492-7100
Facsimile No:	(011) 281 492-2961

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

29.6	Waiver

Unless otherwise provided for, failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

29.7	Survival

The following Articles shall survive the termination or expiration of this Contract: 1, 2, 3, 6, 7, 10.2, 20, 23, 27, 28.1 and 29.

29.8	Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

NEUSOFT MEDICAL SYSTEMS CO., LTD.

By:
Name:	Liu Jiren
Title:	Chairman

POSITRON CORPORATION

By:
Name:	Gary H. Brooks
Title:	President and Chief Executive Officer

By:
Name:	Patrick G. Rooney
Title:	Chairman of the Board